UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 18, 2005

Rent-A-Center, Inc.

(Exact name of registrant as specified in its charter)

Delaware 0-25370 45-0491516

(State or other jurisdiction (Commission File Number) (IRS Employer of incorporation) Identification No.)

5700 Tennyson Parkway
Suite 100
Plano, Texas 75024

(Address of principal executive offices, including zip code)

(972) 801-1100

(Registrant's telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Rent-A-Center, Inc. (the "Company") maintains a $250.0 million secured revolving credit facility which was entered into on July 14, 2004, and is part of the Company's $600.0 million senior credit facilities (the "Senior Credit Facilities"). The Company utilizes the revolving credit facility for the issuance of letters of credit, as well as to manage normal fluctuations in operational cash flow caused by the timing of cash receipts. In that regard, the Company may from time to time draw funds under the revolving credit facility for general corporate purposes.

On November 4 and 18, 2005, the Company drew $8.0 million and $35.0 million, respectively (together, the "Drawdown"), under the revolving credit facility. Following the Drawdown, approximately $88.0 million is outstanding on this facility and $107.5 million has been utilized for the issuance of letters of credit, leaving approximately $54.5 million available for borrowing. The Company intends to use the funds drawn under the Drawdown primarily for general corporate purposes, including stock repurchases and tax payments. Since September 30, 2005, the Company has purchased a total of 1,816,100 shares of the Company's common stock for an aggregate of approximately $34.5 million pursuant to its common stock repurchase program.

The revolving credit facility is scheduled to mature in July 2009. Borrowings under the revolving credit facility bear interest at varying rates equal to the Eurodollar rate plus 1.75% (the "Eurodollar Rate"), or the prime rate plus .75% (the "Prime Rate"), at the Company's election. Of the total amount outstanding, $53.0 million bears interest at the Eurodollar Rate, and the remaining $35.0 million bears interest at the Prime Rate. Effective on November 23, 2005, the $35.0 million bearing interest at the Prime Rate will be converted to the Eurodollar Rate. The Senior Credit Facilities are secured by a security interest in substantially all of the Company's tangible and intangible assets, including intellectual property. The Senior Credit Facilities are also secured by a pledge of the capital stock of the Company's U.S. subsidiaries, and a portion of the capital stock of the Company's international subsidiaries.

Events of default under the Senior Credit Facilities include customary events, such as a cross-acceleration provision in the event that the Company defaults on other debt. In addition, an event of default under the Senior Credit Facilities would occur if there is a change of control of the Company. This is defined to include the case where a third party becomes the beneficial owner of 35% or more of the Company's voting stock or certain changes in the Company's Board of Directors occurs. An event of default would also occur if one or more judgments were entered against the Company of $20.0 million or more and such judgments were not satisfied or bonded pending appeal within 30 days after entry. The Company is also required to comply with several financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a minimum fixed charge coverage ratio.

The terms of the Senior Credit Facilities are set forth in the Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 14, 2004, among Rent-A-Center, Inc., the several lenders from time to time parties thereto, Calyon New York Branch, SunTrust Bank and Union Bank of California, N.A., as Documentation Agents, Lehman Commercial Paper Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent. The Credit Agreement is currently on file as an exhibit to the Company's reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RENT-A-CENTER, INC.

Date: November 23, 2005

By: /s/ Robert D. Davis
Name: Robert D. Davis
Title: Senior Vice President -- Finance,
Chief Financial Officer and Treasurer